Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of RMR Mortgage Trust for the registration of 4,326,874 common shares of beneficial interest and to the inclusion therein of our report dated February 19, 2020, with respect to the consolidated financial statements and schedule of Tremont Mortgage Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 9, 2021